Exhibit 23.1



                    CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Puget Sound Energy, Inc. (formerly Puget Sound Power & Light Company) on Form S-3 (File Nos. 33-26818 and 333-41181) and Form S-8 (Nos. 33-27396, 333-
23393, 333-41113 and 333-41157) of our report, which includes an emphasis paragraph related to the Company's merger with Washington Energy Company, dated February 19, 1998, on our audits of the consolidated financial statements and financial statement schedule of Puget Sound Energy, Inc.
as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which report is included in this Annual Report on Form 10-K.

                            Coopers & Lybrand L.L.P.

Seattle, Washington
March 25, 1998